UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2009

OCM HOLDCO, LLC

(Exact name of registrant as specified in this charter)

Delaware	0-52042	20-3673772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 SOUTH GRAND AVENUE

28th FLOOR

LOS ANGELES, CALIFORNIA 90071

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, including area code:  (213) 830-6300

Not applicable

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01-Entry into a Material Definitive Agreement.

On March 12, 2009, OCM HoldCo, LLC, a Delaware limited liability company (the “Company”), entered into the following agreements in connection with the termination of that certain Purchase Agreement by and between Crown Limited, an Australian company (“Parent”), Crown CCR Group Investments One, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Crown One”), Crown CCR Group Investments Two, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Crown Two,” and collectively with Parent and Crown One, the “Crown Parties”), the Company, Millennium Gaming, Inc., a Nevada corporation (“Millennium,” and together with the Company, the “Current Equityholders”), and Cannery Casino Resorts, LLC, a Nevada limited liability company (“CCR,” and collectively with Millennium and the Company,  the “Seller Parties”), dated as of December 11, 2007 (as thereafter amended, the “Original Purchase Agreement”), pursuant to which Crown One and Crown Two were to purchase, directly or indirectly, all of the issued and outstanding equity interests of CCR (the “CCR Units”) from the Current Equityholders:

Termination and Settlement Agreement:

On March 12, 2009, the Seller Parties, on the one hand, and the Crown Parties on the other hand, entered into a Termination and Settlement Agreement (the “Termination and Settlement Agreement”), whereby the parties agreed to (a) terminate the Original Purchase Agreement, and (b) settle and release claims among the parties to the Original Purchase Agreement relating to the Original Purchase Agreement, and in connection therewith, Crown One and Crown Two (collectively, “the Purchasers”), paid the Current Equityholders a cash payment of $50 million, of which the Company received $21 million.  In addition, certain of the parties to the Original Purchase Agreement and other related parties entered into separate agreements releasing claims relating to the Original Purchase Agreement.

Preferred Purchase Agreement:

Simultaneously with the execution and delivery of the Termination and Settlement Agreement and in accordance with the terms thereof, the Crown Parties, the Current Equityholders and CCR entered into a Preferred Purchase Agreement (the “Preferred Purchase Agreement”).  Under the terms of the Preferred Purchase Agreement, the Purchasers agreed to purchase from CCR, and CCR agreed to sell to the Purchasers, 71,614 Series B Preferred Units of CCR (the “Series B Purchase”) for an aggregate purchase price of $320 million in cash (the “Preferred Purchase Price”), upon obtaining all necessary regulatory approvals and subject to the terms and conditions set forth therein.

Simultaneously with the execution and delivery of the Preferred Purchase Agreement and in accordance with the terms thereof, the Current Equityholders, CCR, the Purchasers and JPMorgan Chase Bank, N.A., as escrow agent, entered into an Escrow Agreement, pursuant to which the Purchasers deposited the Preferred Purchase Price into an escrow account, and the Crown Parties and the Seller Parties agreed that the Preferred Purchase Price will be released from the escrow account, subject to, and in accordance with, the terms and conditions of the Escrow Agreement and the Preferred Purchase Agreement, as follows, (a) the entire Preferred Purchase Price will be released to CCR upon the closing of the Series B Purchase, which is subject to obtaining all necessary regulatory approvals, or (b) if the Series B Purchase does not close prior to May 11, 2009 (or such other date as extended in accordance with the terms of the Preferred Purchase Agreement), then (i) $80 million of the Preferred Purchase Price will be returned to the Purchasers, and CCR will issue to the Purchasers, and the Purchasers will purchase, subject to all necessary regulatory approvals, 9,435 Series A2 Preferred Units of CCR representing 4.1% of the issued and outstanding equity of CCR (the “Series A2 Purchase”) and (ii) $240 million of the Preferred Purchase Price will be released to CCR ($40 million of which would be applied to the Series A2 Purchase, if applicable).

Option Agreement:

Simultaneously with the execution and delivery of the Termination and Settlement Agreement and in accordance with the terms thereof, the Crown Parties, the Current Equityholders and CCR entered into an Option Agreement (the “Option Agreement”), which grants the Crown Parties, subject to the terms and conditions set forth in the Option Agreement, the option to complete the purchase of all of the direct and indirect interests of the Current Equityholders in CCR on terms substantially similar to the terms of the Original Purchase Agreement as more fully described in Item 1.02 below.   If the Crown Parties exercise their option under the Option Agreement, then upon the consummation of the transactions contemplated by the Option Agreement and by the Preferred Purchase Agreement, the Crown Parties will collectively own, directly or indirectly, 100% of the issued and outstanding units of CCR for an aggregate purchase price of approximately $1.7 billion (such purchase price includes the Preferred Purchase Price), subject to adjustment upon the terms and conditions of the Option Agreement.

Item 1.02—Termination of a Material Definitive Agreement.

On March 12, 2009, the Company entered into the Termination and Settlement Agreement to terminate the Original Purchase Agreement pursuant to which the Purchasers were to purchase, directly or indirectly, the CCR Units from the Current Equityholders.

The Company indirectly holds 42% of the issued and outstanding CCR Units.  The Company owns more than 99.99% of the capital interest in OCM Blocker, LLC, a Delaware limited liability company (“Blocker”), and Blocker owns all of the issued and outstanding units of OCM AcquisitionCo, LLC, a Nevada limited liability company (“AcquisitionCo”).  AcquisitionCo holds 42% of the CCR Units, and Millennium holds 58% of the CCR Units.  The Company and Blocker are also parties to an Option to Purchase dated January 5, 2006 as corrected on March 17, 2006 (the “Blocker Option Agreement”), whereby the Company has the option to purchase all of the issued and outstanding units of AcquisitionCo from Blocker.  GLCP Nevada LLC, a Delaware limited liability company and a third-party entity unaffiliated with the Company (“GLCP”), owns less than 0.01% of the capital interest in Blocker.

Under the terms of the Original Purchase Agreement, (a) Crown One had agreed to purchase from Millennium, all of Millennium’s CCR Units, (b) Crown Two had agreed to purchase from the Company, all of the Company’s interest in Blocker, and (c) Crown One had agreed to purchase from the Company, all of the Company’s right, title and interest in the Blocker Option Agreement, and the aggregate purchase price that would have been payable by the Crown Parties to the Current Equityholders was approximately $1.75 billion in cash, less outstanding debt and other adjustments.  The Original Purchase Agreement also provided that the Crown Parties would have been indemnified for damages resulting from breaches of Sellers’ representations, warranties and covenants, certain tax liabilities and other matters.  The sum of $25 million of the purchase price was to have been placed in escrow for three years after the closing date as the exclusive source, subject to certain exceptions, for satisfaction of such damages as to which claims are made.

In connection with the termination of the Original Purchase Agreement and pursuant to the terms of the Termination and Settlement Agreement, (a) the Purchasers paid the Current Equityholders a termination fee of $50 million, of which the Company received $21 million, and (b) the Crown Parties, the Current Equityholders and CCR entered into (i) the Termination and Settlement Agreement, (ii) the Preferred Purchase Agreement and related Escrow Agreement, and (iii) the Option Agreement, each as more fully described in Item 1.01 above.

Each of the foregoing summaries of the Original Purchase Agreement, the Termination and Settlement Agreement, the Preferred Purchase Agreement, and the Option Agreement and the transactions contemplated therein and thereby, does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Original Purchase Agreement, a copy of was filed as an exhibit to the Company’s Form 10-KSB for the fiscal year ended December 31, 2007, and the Termination and Settlement Agreement, the Preferred Purchase Agreement, and the Option Agreement, copies of which will be filed as exhibits to the Company’s Form 10-K for the fiscal year ended December 31, 2008.

Item 8.01  Other Events.

On March 12, 2009, CCR issued a press release announcing the entry into the Termination and Settlement Agreement, the Preferred Purchase Agreement and the Option Agreement and the termination of the Original Purchase Agreement.  A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference. The foregoing description of the press release does not purport to be a complete description and is subject to, and qualified in its entirety by reference to such exhibit.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release of Cannery Casino Resorts, LLC dated March 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCM HoldCo, LLC

Date: March 18, 2009	By:	/s/ Stephen A. Kaplan
Stephen A. Kaplan
Manager

Date: March 18, 2009	By:	/s/ Ronald N. Beck
Ronald N. Beck
Manager

EXHIBIT INDEX

Number	Description

99.1	Press Release of Cannery Casino Resorts, LLC dated March 12, 2009